                                     CONFIDENTIAL AND PROPRIETARY


          CALCULATION AGENCY AGREEMENT dated as of October 22,
1997, between:

          AMERCO, a corporation organized under the laws of the State of Nevada (the "COMPANY"); and

          CITICORP SECURITIES, INC., a corporation organized under the laws of the State of Delaware, as calculation agent (in such capacity, together with its successors in such capacity, the "CALCULATION AGENT").

          The Company proposes to issue and sell (a) $100,000,000 aggregate principal amount of its 6.65% Senior Notes, Series 1997-A due 2029 (the "SERIES A NOTES"), (b) $100,000,000 aggregate principal amount of its 6.89% Senior Notes, Series 1997-B due
2010 (the "SERIES B NOTES") and (c) $100,000,000 aggregate principal amount of its 7.135% Senior Notes, Series 1997-C due 2032 (the "SERIES C NOTES" and, collectively with the Series A Notes and the Series B Notes, the "NOTES"; and each, individually, a "SERIES" of Notes).

          Pursuant to an Indenture dated as of May 1, 1996 (as modified and supplemented and in effect from time to time, the "INDENTURE"), between the Company and Citibank, N.A., as trustee (in such capacity, together with its successors in such capacity, the "TRUSTEE"), notes may be issued under the Indenture in series as from time to time authorized by the Board of Directors of the Company. Each series of notes issued under the Indenture is required to be created by a supplemental indenture authorized by resolutions of the Executive Finance Committee of the Board of Directors of the Company.

          The Company has duly authorized the issuance of the Notes pursuant to resolutions adopted by the Board of Directors of the Company adopted on October 14, 1997 (the "RESOLUTIONS"). The Notes have been created by the Supplemental Indenture dated as of October 22, 1997 (the "SUPPLEMENTAL INDENTURE") entered into between the Company and the Trustee.

          Pursuant to the Resolutions and in accordance with the Supplemental Indenture, the rate at which interest accrues on each Series of Notes is to be reset effective as of the Effective Date (as defined below) for that Series, and the Company desires to appoint the Calculation Agent for the purpose of calculating the rate at which interest accruing on each Series of Notes is to be reset, all as provided in this Agreement.

          Accordingly, the Company and the Calculation Agent agree as follows:

          Section 1.  Definitions.  As used in this Agreement:
                      -----------
          "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "BUSINESS DAY" has the meaning given to such term in the Indenture.

          "CALLHOLDERS" means, with respect to each Series of Notes, any Person that has the right, but not the obligation, to purchase such Series of Notes under either related Call Option.

          "CALL OPTIONS" means, with respect to each Series of Notes, (a) the call option relating to such Series of Notes purchased by Citibank, N.A., as evidenced by the Confirmation with a Trade Date (as defined therein) of October 17, 1997 and
(b) the call option relating to such Series of Notes purchased by NationsBank, N.A., as evidenced by the Confirmation with a Trade Date (as defined therein) of October 17, 1997, in each case, as modified and supplemented and in effect from time to time.

          "CAUSE" means the Calculation Agent: (a) fails to perform any of its obligations hereunder for any reason;
(b) becomes insolvent or is generally unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; or (d) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or
(ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof.

          "CHANGE OF CONTROL" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Identified Person or
(b) if the Identified Person is not the Calculation Agent, the failure of the Identified Person to own, directly or indirectly, all of the issued and outstanding shares of common capital stock of the Calculation Agent (other than directors' qualifying shares, if any).

          "CSI" means Citicorp Securities, Inc., together with its successors and assigns.

          "CONSENT" includes a consent, approval, action, authorization, exemption, notice, filing or registration.

          "COUPON RESET REFERENCE SPREAD" means, with respect to each Series of Notes, the percentage set forth in the table in Annex 1 hereto opposite "Coupon Reset Reference Spread" in the column in such table for such Series.

          "DEALER" has the meaning given to such term in
Section 3(a).

          "EFFECTIVE DATE" means, with respect to each Series of Notes, the date set forth in the table in Annex 1 hereto opposite "Effective Date" in the column in such table for such Series; provided that, if any such date would otherwise fall on a day
--------
that is not a Business Day, the relevant Effective Date will be the first following day that is a Business Day.

          "EXCHANGE ACT" means the Securities Exchange Act of
1934, as amended.

          "FAILED RESET" means, with respect to any Series of Notes, no Dealer submits, at or prior to the deadline specified in Section 3(b), a Spread Bid for such Series to the Calculation
Agent.

          "FIXED RESET PRICE" means, with respect to any Series of Notes, the sum of (a) the par value of the Notes of such Series plus (b) the excess, if any, of (i) the present value,
       ----
discounted (on the basis of a year of 360 days and twelve 30-day months) to the Effective Date for such Series at a discount rate per annum equal to the Spot Treasury Yield for such Series plus the Coupon Reset Reference Spread for such Series, of the Scheduled Note Payments with respect to such Series over (ii) the
                                                    ----
par value of the Notes of such Series.

          "IDENTIFIED PERSON" means (a) Citicorp, a Delaware corporation, and (b) if CSI is no longer the Calculation Agent,
(i) if the successor Calculation Agent is on the date on which it becomes the Calculation Agent hereunder a subsidiary of a holding company, such holding company and (ii) otherwise, the successor Calculation Agent.

          "LAW" includes any treaty, law, rule or regulation, and "lawful" and "unlawful" will be construed accordingly.

          "MATURITY DATE" means, with respect to each Series of Notes, the date set forth in the table in Annex 1 hereto opposite
"Maturity Date" in the column in such table for such Series.

          "NMSI" means NationsBanc Montgomery Securities, Inc., together with its successors and assigns.

          "OFFERING CIRCULAR" means the Offering Circular dated
October 17, 1997 prepared by the Company relating to the offering and issuance of the Notes.

          "QUALIFIED DEALER" means a dealer registered pursuant to Section 15 of the Exchange Act that in the aggregate owns and invests on a discretionary basis at least $100,000,000 of securities, the issuers of which securities are not Affiliates of such dealer; provided that in no event may a Qualified Dealer be
             --------
an Affiliate of the Company.

          "PERSON" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

          "RELEVANT MATURITY" means, with respect to each Series of Notes, the period of time set forth in the table in Annex 1 hereto opposite "Relevant Maturity" in the column in such table for such Series.

          "RESET DATE" means, with respect to each Series of Notes, the date set forth in the table in Annex 1 hereto opposite "Reset Date" in the column in such table for such Series; provided that, if any such date would otherwise fall on a day
--------
that is not a Business Day, the relevant Reset Date will be the first preceding day that is a Business Day.

          "RESET RATE" means, with respect to any Series of Notes, the interest rate on Notes of such Series (computed on the basis of a year of 360 days and twelve 30-day months and calculated by the Calculation Agent pursuant to Section 3(d)) that would, over the period from the Effective Date for such Series to the Maturity Date for such Series, amortize completely the excess of (a) the Fixed Reset Price for such Series over
                                                        ----
(b) the par value of the Notes of such Series at the Yield to Maturity for such Series.

          "SCHEDULED NOTE PAYMENTS" means, with respect to any Series of Notes, each payment of principal and interest that would be paid on such Series of Notes during the period from but excluding the Effective Date for such Series to and including the Maturity Date for such Series, assuming for the purposes of this definition, that (a) the entire principal amount of such Notes is paid on the Maturity Date for such Series and (b) the rate per annum at which interest is stated to accrue on such Notes is equal to the Strike Yield plus the Coupon Reset Reference Spread for such Series.

          "SPOT TREASURY YIELD" means, with respect to any Series of Notes, the bid side yield-to-maturity of the current ("on-the-run") U.S. Treasury Note or Bond, as applicable, having a maturity of the Relevant Maturity that appears on Dow Jones Markets (Telerate) Page 500 at 12:00 noon, New York City time, on the Reset Date for such Series. If such rate does not appear on such Page, the Spot Treasury Yield for such Series will be determined by the Calculation Agent and will be a yield-to-maturity based on the arithmetic mean of the secondary market bid side prices as of approximately 12:00 noon, New York City time, on the Reset Date for such Series of three leading primary United States government securities dealers in the City of New York (from five such dealers and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)) for U.S. Treasury Notes or Bonds, as applicable, having a maturity of the Relevant Maturity and taking a simple average of the remaining three values.

          "SPREAD" means, with respect to any Series of Notes, the percentage that, when added to the Spot Treasury Yield for such Series, equals the Yield to Maturity for such Series.

          "SPREAD BID" means, with respect to any Series of Notes, an irrevocable written bid by a Dealer setting forth the Spread for such Series at which such Dealer would be willing to purchase, as provided in Section 3(e), the entire outstanding principal amount of the Notes of such Series on the Effective Date for such Series at a purchase price equal to the Fixed Reset Price for such Series.

          "STRIKE YIELD" means, with respect to each Series of Notes, the percentage set forth in the table in Annex 1 hereto opposite "Strike Yield" in the column in such table for such Series.

          "YIELD TO MATURITY" means, with respect to any Series of Notes, the sum of (a) the Spot Treasury Yield for such Series plus (b) the Selected Bid (as defined in Section 3(c)) for such Series.

          Section 2.  Appointment of Calculation Agent.  The
                      --------------------------------
Company hereby appoints the Calculation Agent as its agent for the purpose of calculating the Reset Rate for each Series of Notes in accordance with this Agreement, and the Calculation Agent hereby accepts such appointment.

          Section 3.  Determination of Reset Rate.
                      ---------------------------
          (a) Identification of Dealers. The Company shall, by notice to the Calculation Agent given not later than 3:00 p.m. New York City time on the date five Business Days prior to the Reset Date for each Series of Notes, identify five Qualified Dealers (including, as to each Dealer, its address, its telephone number, its telecopier number and a contact name) from which the Calculation Agent is to obtain Spread Bids for such Series in order to calculate the Reset Rate for such Series as provided herein. Two of the Dealers so specified shall be CSI and NMSI. If the Company fails to identify five Qualified Dealers by such time or if any Dealer (other than CSI and NMSI) identified by the Company does not satisfy the criteria that the Calculation Agent applies generally at such time in deciding whether to offer or to make an extension of credit, then the Calculation Agent may, on behalf of the Company, identify one or more Qualified Dealers until five Qualified Dealers have been identified by the Company or the Calculation Agent on its behalf. Each Qualified Dealer so identified under this Section 3(a) is herein referred to as a "DEALER".

          (b)  Obtaining Spread Bids.  Not later than 3:00 p.m.
               ---------------------
New York City time on the date four Business Days prior to the Reset Date for each Series of Notes, the Calculation Agent shall provide to each Dealer identified under Section 3(a) with respect to such Series (i) a copy of the Offering Circular, (ii) a copy of the form of Note of such Series and (iii) a written request that such Dealer submit, not later than 10:00 a.m. New York City time on the Reset Date for such Series, a Spread Bid to the Calculation Agent (which written request shall include the relevant pricing assumptions for providing a Spread Bid, including the method specified herein for calculating the Fixed Reset Price and the Reset Rate). The Company may, not later than the deadline specified in the foregoing clause (iii), submit a Spread Bid to the Calculation Agent (which, for all purposes of this Agreement other than Section 3(a), will be deemed to have been submitted by a Dealer).

          (c)  Establishment of Fixed Reset Price.  On the Reset
               ----------------------------------
Date for each Series of Notes, the Calculation Agent shall determine the Fixed Reset Price for such Series. Promptly following its determination of such Fixed Reset Price, the Calculation Agent shall give notice to the Company of (i) with respect to each Dealer from which the Calculation Agent received Spread Bids by the deadline specified in Section 3(b), the name of such Dealer and the Spread Bid submitted by it, (ii) the name of the Dealer (which may be the Company) that submitted the lowest such Spread Bid (the "SELECTED BID" for such Series) and
(iii) the Fixed Reset Price for such Series; provided that, if two or more Spread Bids submitted by such deadline are equal and are the lowest of all such Spread Bids, then the Company may in its sole discretion select any of such equivalent Spread Bids (and the Spread Bid so selected by the Company will be the deemed to be the Selected Bid).

          (d)  Calculation of Reset Rate.  Promptly following its
               -------------------------
determination of the Fixed Reset Price for any Series of Notes, the Calculation Agent shall calculate the Reset Rate and give notice to the Company and the Dealer that submitted the Selected Bid of the Fixed Reset Price, the Yield to Maturity and the Reset Rate, in each case, for such Series. The Company shall, by delivery on or prior to the Effective Date for such Series of an officer's certificate to the Trustee pursuant to and in accordance with the Indenture, establish the Reset Rate for such Series as the rate of interest payable on the Notes of such Series for the period from and including the Effective Date for such Series to but excluding the Maturity Date for such Series.

          (e)  Sale of Notes.  On the Effective Date for each
               -------------
Series of Notes, if such Notes have been purchased by the related Callholders pursuant to an exercise of the related Call Options, such Callholders shall severally sell to the Dealer that submitted the Selected Bid, and such Dealer shall purchase from the Callholders, upon the tender thereof for sale, such Notes at a purchase price equal to the Fixed Reset Price for such Notes; provided that no such sale and purchase shall be effected in the event of a Failed Reset. Payment for such Notes will be made by such Dealer in Dollars and immediately available funds, by wire transfer to an account of the Callholder entitled thereto maintained with a commercial bank located in the United States of America and identified by such Callholder to such Dealer not less than one Business Day prior to the Effective Date for such Series.

          Section 4.  Representations.  Each party represents to
                      ---------------
the other party that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation; (b) it has the power to execute, deliver and perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance; (c) this Agreement has been duly executed and delivered by it; (d) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets; (e) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; (f) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); and (g) there is not pending or, to its knowledge, threatened against it any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

          Section 5.  Rights and Duties of the Calculation Agent.
                      ------------------------------------------
          (a)  Limited Duties.  The Calculation Agent shall not
               --------------
have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Calculation Agent shall have no obligation to, or any trust, fiduciary, agency or other relationship with, the Trustee or any of the holders of the Notes or any other securities issued under the Indenture. The recitals contained herein and in the Indenture and the Notes shall be taken as the statements of the Company, and the Calculation Agent shall have no responsibility for their correctness. The Calculation Agent makes no representations as to, and shall have no responsibility for, the validity or sufficiency of the Indenture or the Notes or the performance or observance of any of the covenants, agreements or other terms or conditions set forth in the Indenture or the Notes. The Calculation Agent shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

          (b)  Reliance on Written Instruments, Officer's
               ------------------------------------------
Certificate and Legal Counsel.  The Calculation Agent may rely
-----------------------------
and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. Whenever in taking any action under this Agreement the Calculation Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Calculation Agent may rely upon a certificate signed by the Chairman of the Board, the President, any Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company and delivered by the Company to the Calculation Agent. The Calculation Agent may consult with legal counsel (which includes counsel for the Company), and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

          (c)  No Duty of Inquiry.  The Calculation Agent shall
               ------------------
not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document, but the Calculation Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

          (d)  Right to Own Notes, Etc..  Each of the Calculation
               ------------------------
Agent (in its individual or any other capacity) and its Affiliates may become the owner or pledgee of Notes and other securities issued by the Company and may otherwise deal with the Company with the same rights it would have if it were not Calculation Agent.

          (e)  Indemnity.  The Company shall indemnify each of
               ---------
the Calculation Agent, its Affiliates and the respective directors, officers, employees, agents and advisors of the Calculation Agent and its Affiliates (each such Person being called an "INDEMNITEE") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, whether joint or several, and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether an Indemnitee has been actively or passively negligent; provided
                                                     --------
that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

          (f)  Resignation or Removal of Calculation Agent.
               -------------------------------------------
Subject to the appointment and acceptance of a successor Calculation Agent as provided in this paragraph, the Calculation Agent (i) may resign at any time by notifying the Company,
(ii) be removed for Cause at any time upon notice from the Company to the Calculation Agent specifying in reasonable detail the basis for such removal or (iii) be removed within 30 days following the occurrence of a Change of Control with respect to the Calculation Agent upon notice thereof from the Company to the Calculation Agent. Upon any such resignation or removal, the Company shall appoint a successor Calculation Agent; provided
                                                     --------
that, if such removal results from a Change of Control, the retiring Calculation Agent shall appoint a successor Calculation Agent with the consent of the Company (such consent not to be unreasonably withheld). If no successor shall have been so appointed by the Company and shall have accepted such appointment within 30 days after the retiring Calculation Agent gives notice of its resignation or the Company gives notice of removal, then the retiring Calculation Agent may, on behalf of the Company, appoint a successor Calculation Agent which shall be a Qualified Dealer. Upon the acceptance of its appointment as Calculation Agent hereunder by a successor (and upon delivery to the other party or parties thereto of its written agreement to be bound by the obligations of the predecessor Calculation Agent under the letter agreement dated the date hereof originally between CSI and NMSI relating hereto, for the benefit of each, CSI, and if NMSI is not the successor Calculation Agent, NMSI) such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Calculation Agent and the retiring Calculation Agent shall be discharged from its duties and obligations hereunder. After the Calculation Agent's resignation or removal hereunder, the provisions of this Section 5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Calculation Agent.

          (g)  Successor by Merger.  Any corporation into which
               -------------------
the Calculation Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation succeeding to all or substantially all the business of the Calculation Agent, shall be the successor of the Calculation Agent hereunder, without the execution or filing of any paper or any further act on the part of either party hereto.

          Section 6.  Fees and Expenses.  Each party hereto shall
                      -----------------
bear its own expenses in connection with the negotiation, preparation, execution and delivery and of this Agreement. The Company agrees to pay, and to reimburse the Calculation Agent for paying, all reasonable out-of-pocket costs and expenses of the Calculation Agent (including, without limitation, the reasonable fees and expenses of legal counsel), in connection with (a) any amendment, modification or waiver of any of the terms of this Agreement; and (b) the enforcement and protection of its rights under this Agreement, including, but not limited to, costs of collection.

          Section 7.  Transfer.  Except as provided in Section 5
                      --------
with respect to the resignation, removal, merger, conversion or consolidation of the Calculation Agent, neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party.

          Section 8.  Miscellaneous.
                      -------------
          (a)  Entire Agreement.  This Agreement constitutes the
               ----------------
entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

          (b)  Amendments.  No amendment, modification or waiver
               ----------
in respect of this Agreement will be effective unless in writing
(including a writing evidenced by a facsimile transmission) and executed by each of the parties.

          (c)  Survival of Obligations.  The rights and benefits
               -----------------------
of the Calculation Agent under Section 5, and the obligations of the parties hereto under Sections 5(e) and 6, of this Agreement will survive the payment in full of the Notes, whether by repayment, redemption or otherwise.

          (d)  Counterparts.  This Agreement (and each amendment,
               ------------
modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

          (e)  Benefit of Agreement.  This Agreement shall be
               --------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees. No Person other than the parties hereto shall have any rights under or be entitled to rely upon this Agreement.

          (f)  Headings.  The headings used in this Agreement are
               --------
for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

          Section 9.  Notices.  Any notice or other communication
                      -------
in respect of this Agreement shall be given in any manner set forth below to the address or number set forth beneath the signature of such party hereto and will be deemed effective as indicated: (i) if in writing and delivered in person or by courier, on the date it is delivered; (ii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form; or (iii) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Business Day. Either party may by notice to the other change the address or facsimile number at which notices or other communications are to be given to it.

          Section 10.  Governing Law; Jurisdiction; Forum.
                       ----------------------------------
          (a)  Governing Law.  This Agreement will be governed by
               -------------
and construed in accordance with the law of the State of New York
(without reference to choice of law doctrine, but without prejudice to Section 5-1401 of the New York General Obligations
Law).

          (b)  Jurisdiction and Forum.  With respect to any suit,
               ----------------------
action or proceedings relating to this Agreement ("PROCEEDINGS"), each party irrevocably and unconditionally: (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                              AMERCO



                              By____________________________
                                Title:

                              Address for Notices:

                              AMERCO
                              1325 Airmotive Way
                              Suite 100
                              Reno, Nevada  89502-3239

                              Telecopy No.:  702-345-6046

                              Telephone No.:  702-688-6300

                              Attn:  Mr. Rocky Wardrip


                              CITICORP SECURITIES, INC.



                              By____________________________
                                Title:

                              Address for Notices:

                              Citicorp Securities, Inc.
                              399 Park Avenue
                              New York, New York  10043

                              Telecopy No.:  212-291-1279

                              Telephone No.:  212-291-0007

                              Attn:  Mr. Gary Davis

                                                          ANNEX I


==========================================================================
                    Series A Notes      Series B Notes      Series C Notes
==========================================================================
Coupon Reset                 1.50%               1.25%               1.50%
Reference Spread
---------------------------------------------------------------------------
Reset Date        October 12, 1999    October 11, 2000      October 9, 2002
---------------------------------------------------------------------------
Effective Date    October 15, 1999    October 15, 2000     October 15, 2002
---------------------------------------------------------------------------
Maturity Date     October 15, 2029    October 15, 2010     October 15, 2032
---------------------------------------------------------------------------
Relevant Maturity         30 years            10 years             30 years
---------------------------------------------------------------------------
Strike Yield               6.4525%             6.1700%              6.5900%
===========================================================================